Exhibit 99.1

Mace Security International Announces the Status of Its Investment with The Victory Fund, Ltd.

HORSHAM, Pa.--(BUSINESS WIRE)--January 20, 2009--Mace Security International, Inc. ("Mace", “Corporation” or the “Company”) (Nasdaq Global:MACE) today announced the status of its investment with The Victory Fund, Ltd. (“The Victory Fund”), a short term hedge fund investment made by the company.

The Victory Fund did not pay the $2,206,748 amount that was due to be paid on January 15, 2009. On November 5, 2008, Mace received $1,000,000 of its original investment from the Victory Fund. The original amount invested in the Victory Fund was $2,000,000. The Company to date has received $1,000,000 or half of its original investment.

“We have already filed a report with the authorities, and we intend to take all possible legal action against the Victory Fund,” said Dennis Raefield, Mace’s CEO and President. “Mace continues to have a solid balance sheet, cash in the bank and strong business fundamentals.”

On January 15, 2009, during a telephone conversation between the Corporation’s General Counsel and a representative of the hedge fund, the representative of the hedge fund stated that: (a) the deposits and other investments of the hedge funds managed by Arthur Nadel, including the Victory Fund, cannot be located, (b) documents previously provided to the representative by Mr. Nadel have proven not to be authentic; and (c) the representative had reported the above events to the Securities and Exchange Commission and the authorities in the State of Florida. The Company is in the process of verifying the statements of the hedge fund representative.

As previously disclosed, in the Company’s Form 10-Q for the quarter ended September 30, 2008, Mace requested redemption of the Victory Fund, Ltd., hedge fund investment, on June 18, 2008. Under the Limited Partnership Agreement with the hedge fund, the redemption request was timely for a return of the investment account balance as of September 30, 2008, payable ten business days after the end of the September 30, 2008 quarter. The hedge fund acknowledged that the redemption amount owed was $3,206,748; however, on October 15, 2008 the hedge fund asserted the right to withhold the redemption amount due to extraordinary market circumstances. After negotiations, the hedge fund and the Corporation entered into a written agreement requiring the hedge fund to pay the redemption amount in two installments, one installment of $1,000,000, which was received on November 5, 2008, and a second installment of $2,206,748, which was to be received on January 15, 2009.

The Corporation will record a charge of $2,206,748 as an investment loss at December 31, 2008. If the Corporation recovers any of the investment loss, such amounts will be recorded as recoveries in future periods when received. As of December 31, 2008, Mace had approximately $8,900,000 of cash and short term investments, excluding the value of the Victory Fund investment.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes for sale are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President, 954-449-1313
ed@mace.com